Exhibit 2

SCHEDULE 13D
CUSIP No. 88642R109	Page 1 of 2 Pages

Item 5.	Interest in Securities of the Issuer

               (a)-(b) As of December 20, 2024, the aggregate number of shares of Common Stock and percentage of the outstanding Common Stock of the Issuer beneficially owned (i) by each of the Reporting Persons, and (ii) to the knowledge of the Reporting Persons, by each other person who may be deemed to be a member of a group, is as follows:

Reporting Person	Aggregate Number of Shares	Numer of Shares: Sole Power to Vote or Dispose	Number of Shares: Shared Power to Vote or Dispose	Approximate Percentage*

Robotti (1)(2)(3)(4)(6)(7)(8)	2,599,480	148,431	2,451,049	4.97%
ROBT (1)(3)(4)(6)(7)	2,448,049	0	2,448,049	4.68%
Robotti Advisors (1)(3)(6)(7)	2,445,224	0	2,445,224	4.67%
Robotti Securities (1)(4)	2,825	0	2,825	**
Suzanne Robotti (1)(5)(8)	36,500	33,500	3,000	**

RMC (1)(6)(7)	1,881,874	0	1,881,874	3.60%
RIC (1)(6)	1,143,117	0	1,143,117	2.18%
RI (1)(7)	738,757	0	738,757	1.41%
Robotti Foundation (1)(8)	3,000	0	3,000	**

              * Based on the aggregate of 52,322,996 shares of Common Stock, $0.001 Par Value per share, outstanding as of October 31, 2024, as disclosed in the Issuer's Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission (the "Commission") on November 7, 2024.

              ** Less than 1%

(1)	Each of the Reporting Persons disclaims beneficial ownership of the securities held by any other Reporting Person except to the extent of such Reporting Person's pecuniary interest therein, if any.

(2)	Mr. Robotti has the sole power to dispose or direct the disposition, and to vote or direct the vote, of 148,431 shares of Common Stock directly beneficially held by him personally.

(3)
Each of Mr. Robotti and ROBT share with Robotti Advisors the power to dispose or direct the disposition, and to vote or direct the vote, of 563,350 shares of Common Stock directly beneficially owned by the advisory clients of Robotti Advisors.

(4)
Each of Mr. Robotti and ROBT share with Robotti Securities the power to dispose or direct the disposition, and to vote or direct the vote, of 2,825 shares of Common Stock directly beneficially owned by Robotti Securities.

SCHEDULE 13D
CUSIP No. 88642R109	Page 2 of 2 Pages

(5)	Ms. Suzanne Robotti has the sole power to dispose or direct the disposition, and to vote or direct the vote, of 33,500 shares of Common Stock directly beneficially owned by her.

(6)
Mr. Robotti, ROBT, Robotti Advisors and RMC share with RIC the power to dispose or direct the disposition, and to vote or direct the vote, 1,143,117 shares of Common Stock directly beneficially owned by RIC.

(7)
Mr. Robotti, ROBT, Robotti Advisors and RMC share with RI the power to dispose or direct the disposition, and to vote or direct the vote, of 738,757 shares of Common Stock directly beneficially owned by RI.

(8)
Each of Mr. and Ms. Robotti shares with Robotti Foundation the power to dispose or direct the disposition, and to vote and direct the vote, of 3,000 shares of Common Stock directly beneficially owned by Robotti Foundation.

               (c) The table below lists all the transactions in the Issuer's Common Stock effected during the sixty days prior to the date set forth on the cover page.  All transactions were made in the open market and do not reflect commissions or other expenses.

Transactions in Shares
Party	Date of Purchase/ Sale	Number of Shares of the Common Stock	Buy/ Sell	Weighted Average Price	Price Range*

Robotti Advisor's Advisory Client	12/12/2024	4,210	BUY	$48.72	$48.65-$48.78
Robert Robotti	12/13/2024	16,000	BUY	$47.58	$47.42-$47.87
Robert Robotti	12/13/2024	1,147	BUY	$47.70	$47.42-$47.87
Robert Robot	12/16/2024	4,000	BUY	$47.47	$47.43-$47.53
Robotti Advisor's Advisory Client	12/17/2024	1,830	BUY	$48.15	$48.10-$48.23
Robotti Advisor's Advisory Client	12/17/2024	235	BUY	$49.11	$49.08-$49.30
Robotti Advisor's Advisory Client	12/17/2024	2	BUY	$52.48	$52.48

              (d) Robotti Advisors' advisory clients have the right to receive and the power to direct the receipt of dividends from, and the proceeds from the sale of, the Common Stock owned by them.  Except as set forth in the immediately preceding sentence, no person other than the Reporting Persons is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock beneficially owned by the Reporting Persons.  No advisory client is known to any Reporting Person to have, and except as otherwise set forth herein no Reporting Person has, the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, more than five percent of the Issuer's Common Stock.

              (e) Not Applicable

* The Reporting Persons undertake to provide upon request by the Commission staff full information regarding the number of shares purchased at each separate price.